Exhibit 99.1

BARE ESCENTUALS, INC. REPORTS THIRD QUARTER FISCAL 2008 RESULTS

SAN FRANCISCO, CA (October 30, 2008) — Bare Escentuals, Inc. (Nasdaq: BARE) today announced financial results for the third fiscal quarter and nine months ended September 28, 2008.

Net sales for the third quarter of fiscal 2008 were $130.2 million, an increase of 3% from $126.6 million in the same period last year. Net income for the third quarter of fiscal 2008 was $22.9 million, or $0.25 per diluted share, an increase of 12% compared to $20.5 million, or $0.22 per diluted share in the third quarter of fiscal 2007.

For the nine months ended September 28, 2008, net sales increased 12% to $409.1 million from $366.4 million in the same period last year. Net income for the first nine months of 2008 was $73.4 million, or $0.79 per diluted share, an increase of 20% compared to net income of $61.1 million, or $0.66 per diluted share during the same period last year.

“While the challenging economic climate is clearly putting pressure on the consumer, we continue to grow although we recognize that we can do things better. We have a great brand, millions of loyal customers who are passionately engaged with our brand and products, and many exciting opportunities to reignite growth, even in this environment,” said Leslie Blodgett, Chief Executive Officer. “We are taking proactive steps to further distinguish ourselves from competition, strengthen and grow our customer base, and extend our leading market share. We recently took actions aimed at rationalizing the operating and cost structure of the Company. The result is a leaner and more effective organization, which we believe is necessary to navigate the current difficult economic environment and best position the Company for sustained, profitable growth.”

Guidance

Based on the Company’s third quarter results and the impact of the challenging consumer environment on current business trends, the Company now expects sales and earnings growth for fiscal 2008 of approximately 10% compared to the prior year. Included in the fiscal 2008 guidance is approximately $0.01 to $0.02 per diluted share of one-time items associated with the Company’s strategic restructuring in the fourth quarter.

Conference Call

Bare Escentuals, Inc. will host a conference call today, October 30, 2008 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call will be hosted by Leslie Blodgett, Chief Executive Officer; and Myles McCormick, Chief Operating Officer and Chief Financial Officer, and will be broadcast live over the Internet and will be accessible through the Investor Relations section of the Company’s website at http://ir.bareescentuals.com. The webcast will also be archived online within one hour of the completion of the conference call and available at the Investor Relations section of the Company’s website at http://ir.bareescentuals.com.

About Bare Escentuals, Inc.

Bare Escentuals, Inc. is one of the fastest growing prestige cosmetic companies in the United States and a leader in mineral-based cosmetics. The Company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its bareMinerals, RareMinerals and namesake Bare Escentuals brands, and professional skin care products under its md formulations brand, through infomercials, home shopping television, specialty beauty retailers, department stores, company-owned boutiques, spas and salons, and online shopping.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations, the impact of our restructuring and estimates of our financial results and capital expenditures for future periods. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “expect,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are also intended to identify forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to, changes in general economic or market conditions, including the adverse effects of a challenging and potentially worsening consumer and retail environment; our dependence on sales of our mineral-based foundation; our dependence on significant customers with whom we do not have long-term purchase commitments; the highly competitive nature of the beauty industry, and the adverse consequences if we are unable to compete effectively; the possibility that we might not manage our growth effectively or sustain our growth or profitability; the possibility that we might not be able to retain key executives and other personnel and recruit additional executives and personnel; the possibility that we might not be able to open and operate new boutiques successfully; our dependence on our suppliers to produce and deliver our products in a timely and cost-effective manner; the possibility that our media spending might not result in increased net sales or generate the levels of product and brand name awareness we desire; the possibility that we may be unable to repay or refinance our indebtedness, which was $244.5 million as of September 28, 2008; and other risk factors detailed in our Annual Report on Form 10-K for the fiscal year ended December 30, 2007, as well as our Quarterly Report on Form 10-Q for the quarter ended June 29, 2008, which are available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Eric C. Wong
Bare Escentuals, Inc.
(415) 489-5000

Andrew Greenebaum / Christine Gleim
ICR, Inc.
andrew.greenebaum@icrinc.com ; christine.gleim@icrinc.com
(310) 954-1100

BARE ESCENTUALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except percentages and per share data)

(Unaudited)

	Three months ended				Nine months ended
	September 28, 2008		September 30, 2007		September 28, 2008		September 30, 2007
Sales, net	$130,199	100.0%	$126,635	100.0%	$409,075	100.0%	$366,392	100.0%
Cost of goods sold	35,354	27.2	35,956	28.4	113,028	27.6	106,984	29.2

Gross profit	94,845	72.8	90,679	71.6	296,047	72.4	259,408	70.8
Expenses:
Selling, general and administrative	51,208	39.3	47,536	37.6	152,363	37.2	130,257	35.6
Depreciation and amortization	3,065	2.3	2,035	1.6	8,507	2.1	4,835	1.3
Stock-based compensation	1,533	1.2	1,800	1.4	4,413	1.1	5,190	1.4

Operating income	39,039	30.0	39,308	31.0	130,764	32.0	119,126	32.5
Interest expense	(3,917)	(3.0)	(5,725)	(4.5)	(12,841)	(3.1)	(18,810)	(5.1)
Other income, net	24	0.0	471	0.4	691	0.1	1,299	0.3

Income before provision for income taxes	35,146	27.0	34,054	26.9	118,614	29.0	101,615	27.7
Provision for income taxes	12,247	9.4	13,579	10.7	45,240	11.1	40,520	11.0

Net income	$22,899	17.6%	$20,475	16.2%	$73,374	17.9%	$61,095	16.7%

Net income per share:
Basic	$0.25		$0.23		$0.80		$0.68

Diluted	$0.25		$0.22		$0.79		$0.66

Weighted-average shares used in per share calculations:
Basic	91,454		90,532		91,364		89,994

Diluted	93,207		93,208		93,282		92,939

BARE ESCENTUALS, INC.

NET SALES BY BUSINESS SEGMENT AND DISTRIBUTION CHANNEL

(in thousands, except percentages)

(Unaudited)

	Three Months Ended				Nine Months Ended
	September 28, 2008		September 30, 2007		September 28, 2008		September 30, 2007
Retail
Infomercial	$23,218	17.8%	$29,411	23.2%	$78,585	19.2%	$95,268	26.0%
Boutiques	28,156	21.6	21,881	17.3	81,165	19.9	58,411	15.9

Total retail	51,374	39.4	51,292	40.5	159,750	39.1	153,679	41.9
Wholesale
Premium wholesale	46,321	35.6	44,952	35.5	131,375	32.1	118,131	32.3
Home shopping television	9,174	7.1	11,785	9.3	51,103	12.5	41,749	11.4
Spas and salons	15,909	12.2	15,075	11.9	49,131	12.0	39,133	10.7
International distributors	7,421	5.7	3,531	2.8	17,716	4.3	13,700	3.7

Total wholesale	78,825	60.6	75,343	59.5	249,325	60.9	212,713	58.1

Sales, net	$130,199	100.0%	$126,635	100.0%	$409,075	100.0%	$366,392	100.0%

BARE ESCENTUALS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 28, 2008	December 30, 2007	September 30, 2007
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$23,038	$32,117	$26,301
Inventories	95,928	59,643	62,616
Accounts receivable, net of allowances	43,630	43,369	34,831
Total current assets	182,431	151,932	145,841
Total assets	272,492	223,905	213,863
Accounts payable	25,280	22,041	33,239
Accrued liabilities	14,561	25,141	21,945
Total current liabilities	57,057	67,731	70,315
Current portion of long-term debt	17,216	17,901	15,131
Long-term debt, less current portion	227,251	247,032	264,802
Total stockholders’ deficit	$(24,771)	$(104,487)	$(132,147)